CERTIFICATE OF CONSENT
                                OF THE TRUSTEES
                                    OF THE
                      BERKSHIRE CAPITAL INVESTMENT TRUST


          The undersigned, being Trustees of the Berkshire Capital Investment Trust (the "Trust"), do hereby adopt the following resolutions effective as of June 25, 1997.

          WHEREAS, the Trustees deem it to be in the best interest of the Trust to establish an initial series of the Trust;

          NOW, THEREFORE, BE IT RESOLVED, the Trustees hereby adopt the initial series of the Trust, which shall be named Berkshire Capital Growth & Value Fund, subject to the following restrictions:

          These fundamental investment restrictions cannot be changed without approval by the holders of a majority of the outstanding voting securities of the Series. As defined in the Investment Company Act of 1940 (the "Act"), the "vote of a majority of the outstanding voting securities" means the lesser of the vote of (i) 67% of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy or (ii) more than 50% of the outstanding shares of the Fund.

The Fund may not:

(a) Act as underwriter for securities of other issuers except insofar as the Fund may be deemed an underwriter in selling its own portfolio securities.

(b) Borrow money or purchase securities on margin except for temporary or emergency (not leveraging) purposes, including the meeting of redemption requests that might otherwise require the untimely disposition of securities, in an aggregate amount not exceeding 25% of the value of the Fund's total assets at the time any borrowing is made. While the Fund's borrowings are in excess of 5% of its total assets, the Fund will not purchase any additional portfolio securities.

(c)  Sell securities short.

(d) Invest in securities of other investment companies except as part of a merger, consolidation, or purchase of assets approved by the Fund's shareholders or by purchases with no more than 10% of the Fund's assets in the open market involving only customary broker's commissions.

(e) Make investments in commodities, commodity contracts or real estate although the Fund may purchase and sell securities of companies which deal in real estate or interests therein.

(f) Make loans. The purchase of a portion of a readily marketable issue of publicly distributed bonds, debentures or other debt securities will not be considered the making of a loan.

(g) Acquire more than 10% of the securities of any class of another issuer, treating all preferred securities of an issuer as a single class and all debt securities as a single class, or acquire more than 10% of the voting securities of another issuer.

(h)  Invest in companies for the purpose of acquiring control.

(i) Purchase or retain securities of any issuer if those officers, directors or trustees of the Fund or its Investment Adviser individually owns more than 1/2 of 1% of any class of security or collectively own more than 5% of such class of securities of such issuer.

(j)  Pledge, mortgage or hypothecate any of its assets.

                                     -4A-
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(k)  Invest  in  securities  which  may  be  subject to registration under the
Securities Act of 1933 prior to sale to the public or which are not at the time of purchase readily saleable.

(l) Invest more than 10% of the total Fund assets, taken at market value at the time of purchase, in securities of companies with less than three years' continuous operation, including the operations of any predecessor.

(m)  Issue senior securities.

(n) Acquire any securities of companies within one industry if, as a result of such acquisition, more than 25% of the value of the Fund's total assets would be invested in securities of companies within such industry; provided, however, that there shall be no limitation on the purchase of securities of companies in the electronic technology industry.

With respect to fundamental restriction (n) above, companies in the electronic technology industry shall be defined as businesses which are principally engaged in the development, production, or distribution of products or services related to the following business segments: Computers, Computer Peripherals, Semiconductors, Software, Telecommunications and Mass Storage Devices.

In connection with its investment objective and policies the Fund may, however, invest in the following types of securities which can involve certain risks:

U.S. Government Securities: The Fund may purchase securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities. Such securities will typically include, without limitation, U.S. Treasury securities such as Treasury Bills, Treasury Notes or Treasury Bonds that differ in their interest rates, maturities and times of issuance.

Bank Obligations: The Fund may invest in bank obligations, including certificates of deposit, time deposits, banker's acceptances and other short-term obligations of banks, savings and loan associations and other banking institutions.

Warrants: The Fund may purchase warrants, valued at the lower of cost or market, but only to the extent that such purchase does not exceed 5% of the Fund's net assets at the time of purchase. Included within that amount, but not to exceed 2% of the Fund's net assets, may be warrants which are not listed on the New York or American Stock Exchanges.

          IN WITNESS WHEREOF the undersigned, being the Trustees of the Trust, have hereunto set their hands and seals, to be effective as of the date first above written.


     /s/ Malcolm R. Fobes III                          June 25, 1997
     ________________________________________          _______________________
     Malcolm R. Fobes III, Trustee                     Date



     /s/ Ronald G. Seger                               June 25, 1997
     ________________________________________          _______________________
     Ronald G. Seger, Trustee                          Date


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